Exhibit 4.26

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is made as of December 5, 2014, in Beijing, the People’s Republic of China (the “PRC”) by and among:

Beijing Jingdong Century Trade Co., Ltd., with registered address at Room B168, Building 2, 99 Kechuang 14 Street, Beijing Economic and Technological Development Zone, Beijing (“Party A”)

Beijing Jiasheng Investment Management Co., Ltd., with registered address at Floor 20, Block A, Building 1, 19 Ronghua Middle Street, Beijing Economic and Technological Development Zone, Beijing (“Party B”)

And

LIU Qiangdong, with PRC identification number of         ; and

SUN Jiaming, with PRC identification number of

(LIU Qiangdong and SUN Jiaming collectively, “Party C’)

(Party A, Party B and Party C Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A                                       Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws;

B                                       Party B is a limited liability company duly incorporated and validly existing under the PRC laws;

C                                       A business relationship has been established between Party A and Party B by entering into an Exclusive Consulting and Services Agreement, whereby Party B is required to make all payments to Party A thereunder. Therefore, the daily operations of Party B will have a material impact on its ability to pay the payables to Party A; and

D                                       Party C is shareholders of Party B whose 45% and 55% equity interests are respectively owned by LIU Qiangdong and SUN Jiaming.

NOW, THEREFORE, the Parties hereby agree and intend to be legally bound as follows through friendly negotiations and in the principles of equity and mutual benefit:

1.                                      Negative Undertakings

In order to ensure Party B’s performance of the agreements between Party A and Party B and all its obligations owed to Party A, Party B and Party C hereby confirm and agree that unless with prior written consent from Party A or a third party appointed by Party A, Party B shall not conduct any transaction which may materially affect any of its assets, businesses, employees, duties, rights or operations, including but not limited to the following:

1.1                               to conduct any business that is beyond the normal business scope or in a manner inconsistent with past practices;

1.2                               to borrow money or incur any debt from any third party;

1.3                               to change or dismiss any director or to dismiss and replace any senior management member;

1.4                               to sell to or acquire from any third party, or otherwise dispose any of its material assets or rights, including but not limited to any intellectual property rights;

1.5                               to provide guarantee in favor of any third party or impose any encumbrance upon any of its assets (including intellectual property rights);

1.6                               to amend its articles of association or change its scope of business;

1.7                               to change its ordinary course of business or modify any material internal bylaws or systems;

1.8                               to assign any of the rights or obligations under this Agreement to any third party;

1.9                               to make significant adjustment to any of its business operations, marketing strategies, operation policies or client relations; and

1.10                        to make any form of distribution of dividend or bonus.

2.                                      Operational and Human Resource Management

2.1                               Party B and Party C hereby agree to accept and strictly perform the comments and instructions from Party A from time to time regarding employment and dismissal of its employees, the daily business management and financial management.

2.2                               Party B and Party C hereby jointly and severally agree that Party C shall appoint the person ellected in accordance with the procedures required by applicable laws and regulations and the articles of association of Party B or designated by Party A as director (or managing director) or supervisor of Party B, and cause such director to elect the person recommended by Party A as the chairman of the board (if any), and appoint the persons designated by Party A as Party B’s General Manager, Chief Financial Officer, and other officers.

2.3                               If any of the above directors or officers resigns or is dismissed by Party A, he or she will lose the qualification to hold any position in Party B and, under such circumstance, Party C shall remove such person from his or her position in Party B and immediately elect or appoint any other candidate designated by Party A to assume such position.

2.4                               For the purpose of Section 2.3, Party C shall effect all internal or external procedures necessary to accomplish the dismissal and appointment in accordance with relevant laws and regulations, the articles of association of Party B and this Agreement.

2.5                               Party C hereby agree to, upon execution of this Agreement, simultaneously sign a Power of Attorney whereby Party C shall authorize irrevocably any individual  appointed by Party A to exercise shareholders’ rights, including the full voting right of a shareholder at Party B’s shareholders’ meetings.  Party C further agrees to replace the authorized person appointed according to the above mentioned power of attorney (the “Trustee’) at any time pursuant to the requirements of Party A by revoking its authorization to the Trustee and granting the same authorization to such other person designated by Party A by execution of a power of attorney in the form and substance similar to that contemplated in the preceding sentence with immediate effect.

3.                                      Right of Information

The Trustee may be provided with any information regarding operations, clients, financial conditions and employees of Party B and have access to relevant materials of Party B in connection with exercising any of the rights authorized to it.  The right of information provided in this Section 3 shall be the same with the right to access Party B’s information by any of its shareholders, and will be exercised with sufficient facility from Party B without any interference.

4.                                      Waiver

It is agreed by the Parties that unless caused by the material neglect or willful misconduct of Party A, Party A will not be held liable for any indemnity by any other Party or any third Party due to the Trustee’s exercise of any of its rights.

5.                                      Representations and Warranties by Party C

5.1                               Party C, in the capacity of natural person, is Chinese citizens having full civil capabilities to execute, deliver and perform this Agreement and perform its obligations hereunder or, in the capacity of legal person, is a limited liability company duly incorporated and validly existing under the PRC laws, has full and independent capabilities to execute, deliver and perform this Agreement.

5.2                               Party C has the right to execute, deliver and perform this Agreement without any approval or authorization.

5.3                               None of Party C’s execution and performance of this Agreement is in violation of any of its articles of association, or any laws, regulations, governmental approvals, authorizations, notices or other documents binding upon or having effect upon Party C, or any contracts with or any covenants to any third party by Party C.

5.4                               Once executed, this Agreement will constitute legal and valid obligations enforceable against Party C.

5.5                               Unless otherwise provided under this Agreement or the Equity Pledge Agreement, there is no mortgage, pledge or any other security interest, or restrictive agreement with any third party, or offer to transfer to any third party, or covenant in response to any offer to buy from any third party, or any agreement with any third party to transfer, in each case regarding any of Party B’s equity interests by Party C.

5.6                               Party C will be in strict compliance with this Agreement and actively perform its obligations hereunder.  Party C will also cause Party B to be in strict compliance with this Agreement and refrain from any action or omission which may affect validity or enforceability of this Agreement.

6.             Representations and Warranties by Party B

6.1                               Party B is a limited liability company duly incorporated and validly existing under the PRC laws.

6.2                               Party B has received all consents and authorizations necessary and desirable to execute, deliver and perform this Agreement.

6.3                               Party C will be in strict compliance with this Agreement, actively perform its obligations hereunder, and refrain from any action or omission which may affect validity or enforceability of this Agreement.

7.             Breach Liability

7.1                               Subject to provisions under Section 4 of this Agreement, Party B and Party C shall jointly and severally indemnify and hold harmless Party A and any of its shareholders, directors, employees, affiliates, agents, successors and trustees from any claim, harm, expenses, indemnities, liabilities, fines or any other loss or damages arising from:

7.1.1                     any breach or failure to perform this Agreement by Party C and/or Party B; or

7.12                        any material neglect or willful misconduct, or any breach of applicable laws or regulations by Party C and/or Party B.

7.2          Without prejudice to the indemnity liability provided under Section 7.1,

Party A may require Party C and Party B to stop or prevent any breach of this Agreement, and/or require Party C and Party B to perform its obligations under this Agreement.

8.             Confidentiality

Each of the Parties acknowledges and confirms that the existence and terms of this Agreement, as well as any oral or written information exchanged among the Parties in connection with preparation or performance of this Agreement, will be confidential information.  Each of Party C and party B will keep all confidential information in confidence and, without prior written consent from Party A, may not disclose any confidential information to any third party, unless such information (a) is in the public domain (not due to unauthorized disclosure by the receiving Party); (b) is required for disclosure by any applicable laws or regulations, rules of any exchange, or requirements or orders from any government authority or court having jurisdiction; or (c) is disclosed by Party C or Party B to any of its legal or financial advisors on as-

needed basis, provided that such legal or financial advisor shall comply with the confidentiality obligations similar to this Section 8.  Disclosure of any confidential information by any person or entity engaged by Party C or Party B shall be deemed as disclosure of such information by Party C and/or Party B, and consequently Party C and/or Party B shall be held liable for beach of this Agreement.

9.                                      Other Agreements

9.1                               This Agreement shall be binding on and inure to the benefit of each of the Parties and their respective successors, heirs and permitted assigns.  Without prior written consent from Party A, Party C may not transfer any of its rights, interests or obligations under this Agreement.

9.2                               Party C hereby agrees that Party A may transfer any of its rights and obligations under this Agreement to any third party at its discretion with notice to Party C in writing but without consent from Party C.

9.3                               If any agreement between Party A and Party B terminates or expires, Party A will have the right to terminate all of the agreements between Party A and Party B including, among others, the Exclusive Consulting and Services Agreement.

9.4                               Considering the business relationship between Party A and Party B has been established through execution of the Exclusive Consulting and Services Agreement, and daily business activities of Party B will have a material impact on Party B’s ability to pay the payables to Party A, Party C agrees that subject to Section 1 of this Agreement, any dividend, distribution or other gain or interest received by it as shareholder of Party B will be immediately, unconditionally and freely paid or transferred to Party A, and provide any document or take any action necessary to accomplish such payment or transfer at the request of Party A.

9.5                               Party C will provide assistance sufficient for the Trustee to exercise any right authorized to it, including without limitation prompt signing any resolution of the shareholders or any other relevant legal document when it is necessary to do so (including required in connection with any approval, registration and filing from or with any government authority).  Party C hereby confirms that its covenants under Section 9.5 of this Agreement will not restrict its authorization of any right to the Trustee.

10.                               Entire Agreements and Amendments

10.1                        This Agreement and all agreements and/or documents referred to or expressly included herein represent all agreements among the Parties regarding the subject matter hereof, and supersede all previous agreements, contracts, understandings and communications among all the Parties, oral or written, with respect to the subject matters of this Agreement.

10.2                        Any amendment of this Agreement will not be effective without agreement of the Parties in writing. Any amendment and supplement duly executed by the Parties shall be an integral part of and have the same effect with this Agreement.

11.                               Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

12.          Dispute Resolution

12.1                        Any dispute arising from or in connection with this Agreement will be settled through negotiations and, if the negotiations fail, be submitted to Beijing Arbitration Commission (“BAC”) for arbitration in accordance with its rules then effect.  The arbitration shall take place in Beijing. The language of arbitration shall be in Chinese. The arbitrary award shall be final and binding upon each of the Parties.  This Section 12.1 will survive termination or expiration of this Agreement.

12.2                        each of the Parties shall continue to perform its obligations under this Agreement in good faith other than the matter under dispute.

7.             Notice

Any and all notices given by any of the Parties regarding any of its rights or obligations under this Agreement shall be made in writing and delivered in person, by registered mail, postage prepaid mail, recognized courier service or facsimile to the following addresses.

If to Party A: Beijing Jingdong Century Trade Co., Ltd.

Address:	Room B168, Building 2, 99 Kechuang 14 Street, Beijing Economic and Technological Development Zone, Beijing
Phone:	010-58955008
Fax:	010-58955990
Attention:	LIU Qiangdong

If to Party B: Beijing Jiasheng Investment Management Co., Ltd. with registered address at

Address:	Floor 20, Block A, Building 1, 19 Ronghua Middle Street, Beijing Economic and Technological Development Zone, Beijing
Phone:	010-58955008
Fax:	010-58955990
Attention:	LIU Qiangdong

If to Party C:

LIU Qiangdong
Address:	Room B168, Building 2, 99 Kechuang 14 Street, Beijing Economic and Technological Development Zone, Beijing
Phone:	010-58955008
Fax:	010-58955990

SUN Jiaming
Address:	Room B168, Building 2, 99 Kechuang 14 Street, Beijing Economic and Technological Development Zone, Beijing
Phone:	010-58955008
Fax:	010-58955990

14.                               Effect, Term and Others

14.1                        Any written consent, proposal, appointment relating to Party A under this Agreement and any other decision having material effect upon daily business operations of Party B will be made by the board of directors/managing director of Party A.

14.2                        The term of this Agreement will commence as of the date hereof and, unless early terminated by Party A, expire upon dissolution of Party B under the PRC laws.  At the request of Party A, the Parties may extend the term of this Agreement prior to its expiration, and enter into separate business operation agreement or continue to perform this Agreement, in each case at the request of Party A.

14.3                        Neither Party B nor Party C may terminate this Agreement during the term hereof.  Party A shall have the right to terminate this Agreement at any time with written notice to Party B and Party C no less than thirty (30) days in advance.

14.4                        It is confirmed by the Parties that this Agreement represent their fair and reasonable agreements made on the basis of equity and mutual benefits.   If any clause hereof is held invalid or unenforceable under applicable laws, such clause shall be deemed to have been deleted from this Agreement and invalid, and the remainder of this Agreement will continue to have effect and be deemed to have excluded such clause. The Parties will negotiate to replace the deleted clause with legal, valid one acceptable to each of the Parties.

14.5                        Any failure or delay on the part of any Party to exercise any rights, powers or privileges hereunder shall not operate as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not preclude any further exercise of such rights, powers or privileges.

14.6                        This Agreement is in four originals with each Party holding one thereof.  Each of the originals has the same effect.

[Remaining intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: BEIJING JINGDONG CENTURY TRADE CO., LTD.
(Company Seal)

By:	/s/LIU Qiangdong

PARTY B: BEIJING JIASHENG INVESTMENT MANAGEMENT CO., LTD.
(Company Seal)

By:	/s/LIU Qiangdong

PARTY C:

By:	/s/LIU Qiangdong

By:	/s/SUN Jiaming

Schedule A

The following schedule sets forth all other similar agreements the registrant entered into with the relevant Chinese variable interest entity. Other than the information set forth below, there is no material difference between such other agreements and this exhibit.

VIE	Executing Parties	Execution Date
Beijing Yuanyi Freight Forwarding Co., Ltd.	Party A: Beijing Jingdong Century Trade Co., Ltd. Party B: Beijing Yuanyi Freight Forwarding Co., Ltd. Party C: Liu Qiangdong and Sun Jiaming	December 8, 2014